Exhibit 10.1

Dated the 11th day of December 2017

HO LOK SHAN

and

CHEUNG CHIK TING

and

SO WANG CHUN

(as Vendors)

and

EC TECHNOLOGY & INNOVATIONS LIMITED

(as Purchaser)

SALE AND PURCHASE AGREEMENT in respect of 60% of the issued share capital of 3D DISCOVERY CO. LIMITED

THIS AGREEMENT is made on the 11th day of December 2017

BETWEEN

(1)	HO LOK SHAN with Hong Kong identity card number Z934049(2) whose residential address is situated at Flat 14, 13/F, Block F, Kornhill, Hong Shing Street, Hong Kong ( “Mr. Ho”);

(2)	CHEUNG CHIK TING with Hong Kong identity card number Z901480(3) whose residential address is situated at Flat C, 29/F, Kin On Mansion, Taikoo Shing, Hong Kong ( “Mr. Cheung”);

(3)	SO WANG CHUN with Hong Kong identity card number Y009530(1) whose residential address is situated at 1202, Block A, Winfield Building, No.3 Ventris Road, Happy Valley, Hong Kong ( “Mr. So”, together with Mr. Ho and Mr. Cheung, the “Vendors” and each a “Vendor”);

AND

(4)	EC TECHNOLOGY & INNOVATIONS LIMITED, a company incorporated with limited liability in the BVI whose registered office is situated at Corporate Registrations Limited of Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the “Purchaser”).

WHEREAS:

(A)	As at the date of this Agreement, the Company (particulars of which are set out in Schedule 1) has an issued share capital of HK$3,000 divided into 3,000 issued and fully paid shares. The Company is owned as to 33% by Mr. Ho, 33% by Mr. Cheung, 33% by Mr. So and 1% by Mr. Chu Sai Yiu.

(B)	As at the date of this Agreement, the Purchaser is a wholly owned subsidiary of CLNT.

(C)	The Vendors have agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares upon the terms and conditions set out in this Agreement.

(D)	Upon Completion, the Company will be owned as to 60% by the Purchaser, 13% by Mr. Ho, 13% by Mr. Cheung, 13% by Mr. So and 1% by Mr. Chu Sai Yiu.

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NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals and the Schedules), the following expressions shall, unless the context otherwise requires, have the following meanings:

“Accounts”	the audited consolidated financial statements of the Company comprising the income statement for the financial year ended the Accounts Date and the balance sheet as at the Accounts Date;
“Accounts Date”	31 December 2016;
“Agreement”	this sale and purchase agreement (including its Recitals and Schedules), as may be amended or supplemented from time to time;
“business day”	a day (other than Saturday) on which banks are open in Hong Kong for general banking business;
“BVI”	the British Virgin Islands;
“CLNT”	Cleantech Solutions International, Inc., a company incorporated in Nevada whose shares are listed and traded on NASDAQ;
“CLNT Shares”

shares of common stock of CLNT, par value $0.001 per share (or of such other securities as shall result from a subdivision, consolidation, re-classification or re-construction of such shares from time to time);

“Company”	3D Discovery Co. Limited, a company incorporated in Hong Kong with limited liability, particulars of which are set out in Schedule 1;
“Completion”	completion of the sale and purchase of the Sale Shares pursuant to Clause 5;
“Completion Date”	three business days following the date on which all the Conditions Precedent are fulfilled or waived (as the case may be);
“Conditions Precedent”	the conditions precedent set out in Clause 4;
“Consideration”	has the meaning ascribed to it in Clause 3.1;
“Consideration Share(s)”	has the meaning ascribed to it in Clause 3.2;
“Encumbrance”

any option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, counterclaim, trust arrangement or other security or any equity or restriction;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;
“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;
“Individual Guarantee”

the individual guarantee, in the form and substances reasonably satisfied by the Purchaser, to be executed by each of the Vendors as the guarantor in favour of the Purchaser or its nominee on the date of the Loan Agreement to guarantee the punctual performance by the Company of its obligations under the Loan Agreement;

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“Inland Revenue Ordinance”	Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong);
“Loan Agreement”

the loan agreement to be entered into between the Purchaser and the Company on the Completion Date in respect of the non-interest bearing loan facility in the aggregate principal amount of HK$2,000,000 to be issued by the Purchaser to the Company;

“Long Stop Date”	15 January 2018 or such later date as may be agreed between the Vendors and the Purchaser;
“Management Accounts”

the unaudited consolidated management accounts of the Company comprising the income statement for such period after the Accounts Date and up to the Management Accounts Date and the balance sheet as at the Management Accounts Date;

“Management Accounts Date”	29 November 2017;
“NASDAQ”	National Association of Securities Dealers Automated Quotations, the stock market in the USA;
“Parties”	parties to this Agreement and a “Party” means any one of them;
“Purchaser Warranties”	the representations, warranties and undertakings made by the Purchaser and contained in Clause 6 and Schedule 4;
“Sale Shares”	1,800 shares in the share capital of the Company, being 60% of its entire issued share capital as at the date of this Agreement;
“Stamp Duty Ordinance”	Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong);
“Taxation”

all forms of tax, rate, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

“USA”	the United States of America;
“US$”	United States dollars, the lawful currency of the USA;
“Vendor Warranties”	the representations, warranties and undertakings made by the Vendors and contained in Clause 6 and Schedule 3;
“Warranties”	the Vendor Warranties and the Purchaser Warranties; and
“%”	per cent.

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1.2	In this Agreement:

(a)	references to costs, charges, remuneration or expenses shall include any value added tax, turnover tax or similar tax charged in respect thereof;

(b)	references to any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceedings for the enforcement of rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

(c)	words denoting the singular number only shall include the plural number also and vice versa;

(d)	words denoting one gender only shall include the other genders and the neuter and vice versa;

(e)	words denoting persons only shall include firms and corporations and vice versa;

(f)	references to any provision of any statute shall be deemed also to refer to any modification or re-enactment thereof or any instrument, order or regulation made thereunder or under such modification or re-enactment; and

(g)	references to any document in the agreed form is to such document which has been initialed by the parties for identification.

1.3	Headings shall be ignored in construing this Agreement.

1.4	The Recital and the Schedules are part of this Agreement and shall have effect accordingly.

2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, the Vendors, as legal and beneficial owners, shall sell the Sale Shares to the Purchaser in the respective proportions set against their names in Schedule 2 and the Purchaser shall purchase the same from the Vendors free from all Encumbrances and third party rights of any kind and together with all rights now or hereafter attaching thereto including the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.	CONSIDERATION

3.1	The aggregate consideration (the “Consideration”) of the Sale Shares to be paid by the Purchaser to the Vendors at Completion is HK$3,000,000, which shall be satisfied by the allotment and issue of the Consideration Shares by CLNT.

3.2	The Purchaser shall procure CLNT to allot and issue 68,610 CLNT Shares (the “Consideration Shares”) to the Vendors (or their nominees) in such proportion as set out in Schedule 2 on the Completion Date.

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4.	CONDITIONS PRECEDENT

4.1	Completion shall be conditional upon the fulfillment of the following Conditions Precedent:

(a)	all Vendor Warranties being true, accurate and not misleading at all material aspects at all times between the date hereof and the Completion Date (as though they had been made on such dates by reference to the facts and circumstances then subsisting);

(b)	there having been no material adverse change, or any development likely to involve a prospective material adverse change, in the condition (financial, operational or otherwise) or in the earnings, business affairs or business prospects, assets or liabilities of the Company, whether or not arising in the ordinary course of business since the date of this Agreement;

(c)	all loans or amounts due by the Company to its shareholders, directors or any other third party creditors having been fully waived or settled, save for the liabilities incurred which can be reflected under the Management Accounts for the direct generation of revenue for the Company after the date of this Agreement and before Completion;

(d)	the Purchaser having conducted due diligence exercise (legal and financial) on the Company and reasonably satisfied with the results thereof;

(e)	all fully operational software, website programming source code, web server, related IT applications and software assets applicable to or necessary for the business operations of the Company having been duly transferred to the Company by means reasonably satisfactory to the Purchaser;

(e)	NASDAQ having granted the approval for the listing of, and the permission to deal in, the Consideration Shares, if required under NASDAQ continued listing rules and regulations; and

(f)	all necessary consents, approvals, permits and/or authorisations in respect of the transactions contemplated under this Agreement having been obtained.

4.2	All Conditions Precedent may be waived by the Parties by written consent.

4.3	Each Party undertakes to the other Party to use its best endeavours to ensure that the Conditions Precedent in Clause 4.1 are fulfilled as early as practicable and in any event not later than the Long Stop Date.

4.4	Each Party undertakes to provide all reasonable assistance to the other Party to fulfill the Conditions Precedent in Clause 4.1 in accordance with Clause 4.3.

4.5	If the Conditions Precedent have not been fulfilled or waived (as the case may be) on or before the Long Stop Date, this Agreement will lapse and become null and void and the Parties will be released from all obligations hereunder, save for liabilities for any antecedent breaches hereof.

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5.	COMPLETION

5.1	Completion shall take place at Loeb & Loeb LLP, 21st Floor, CCB Tower, 3 Connaught Road Central, Hong Kong at 11:00 am on the Completion Date (or at such other place, on such other time and/or day as the Parties may agree in writing).

5.2	At Completion, the Vendors shall:

(a)	deliver or cause to be delivered to the Purchaser:

(i)	evidence reasonably satisfactory to the Purchaser that the Conditions Precedent in Clause 4.1 (which are applicable to the Vendors) of this Agreement have been fulfilled;

(ii)	instrument(s) of transfer and the bought and sold notes of the Sale Shares duly executed by each of the Vendors as registered holders thereof in favour of the Purchaser together with the related share certificate(s);

(iii)	register of members of the Company reflecting the shareholding of the Company after Completion;

(iv)	(1) all statutory records and minute books (which shall be duly written up to date as at Completion) and accounting records including an original copy of the memorandum and articles of association or other equivalent constitutional documents, certificate of incorporation and business registration certificates, business licence, governmental approval letters and certificates (if any), common seal, authorised chops, share certificate books and other statutory records of the Company;

(2) all tax returns and assessments of the Company (if applicable) (receipted where the due dates for payment fell on or before the Completion Date);

(3) copies of all correspondence, if any, with its lawyers, accountants, tax or revenue departments, all other documents and correspondence, if any, relating to the business affairs of the Company; and all title deeds, evidence of ownership and documents relating to assets owned by the Company;

provided that the above shall be deemed to have been delivered if they are located at the registered office or principal place of business of the Company;

(v)	the draft Individual Guarantee;

(vi)	a cheque made payable to “the Government of Hong Kong SAR” for such amount representing the share of Hong Kong stamp duty which shall be borne by the Vendors as transferors of the Sale Shares in accordance with the Stamp Duty Ordinance;

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(vii)	such other documents as may be reasonably required to give good title to the Sale Shares free from all Encumbrances and third party rights of any kind and to enable the Purchaser to become the registered holder thereof; and

(viii)	a certified true copy of the resolutions of the board of directors of the Company approving the matters set out in Clause 5.2(b);

(b)	procure that the following businesses shall be approved at a meeting of the directors of the Company:

(i)	the directors of the Company shall approve the transfer of the Sale Shares and the Purchaser and/or its nominee shall be duly registered as the holder of the Sale Shares in the register of members of the Company, subject to the articles of association of the Company;

(ii)	the directors of the Company shall approve the appointment of the directors nominated by the Purchaser;

(iii)	the directors of the Company shall resolve that the share certificate in respect of the Sale Shares be duly issued and delivered to the Purchaser and/or its nominee;

(iv)	the directors of the Company shall approve the execution and performance of the Loan Agreement; and

(v)	the directors of the Company shall approve any of its directors to do all such acts and things and to sign any documents reasonably required to give effect to the transaction as contemplated under this Agreement.

5.3	At Completion, against compliance with the provisions of Clause 5.2, the Purchaser shall deliver or cause to be delivered the following documents:

(a)	to each of the Vendors:

(i)	a draft consultancy contract to be entered into between EC Manpower Limited and each of the Vendors or their designated companies in the form and substance reasonably satisfied by each of the Vendors; and

(ii)	a certified copy of the resolutions passed by the board of directors of EC Manpower Limited approving the consultancy arrangement between EC Manpower Limited and each of the Vendors or their designated companies;

(b)	to the Vendors:

(i)	a certified copy of the resolutions passed by the board of directors of the Purchaser approving (i) the execution and performance of this Agreement and (ii) the execution and performance of the Loan Agreement;

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(ii)	evidence reasonably satisfactory to the Vendors that the Conditions Precedent in Clause 4.1 (which are applicable to the Purchaser) of this Agreement have been fulfilled;

(iii)	instrument(s) of transfer and the bought and sold notes of the Sale Shares duly executed by the Purchaser;

(iv)	a copy of the board resolutions of CLNT approving the allotment and issue of the Consideration Shares;

(v)	the draft Loan Agreement; and

(vi)	documents as may be reasonably required to give good title to the Consideration Shares free from all Encumbrances and third party rights of any kind and to enable the Vendors to become the registered holders thereof.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Purchaser hereby represents, warrants and undertakes to the Vendors in the terms set out in this Clause 6 and Schedule 4.

6.2	The Vendors hereby represent, warrant and undertake to the Purchaser in the terms set out in this Clause 6 and Schedule 3.

6.3	The Purchaser shall be deemed to have repeated all the Purchaser Warranties on the basis that such Purchaser Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate in all respects and such Purchaser Warranties shall have effect as if given at Completion as well as the date of this Agreement.

6.4	The Vendors shall be deemed to have repeated all the Vendor Warranties on the basis that such Vendor Warranties will at all times from the date of this Agreement up to and including the Completion Date be true, complete and accurate in all respects and such Vendor Warranties shall have effect as if given at Completion as well as the date of this Agreement.

6.5	The Vendors agree and acknowledge that the Purchaser is entering into this Agreement in reliance on the Vendor Warranties.

6.6	The Purchaser agrees and acknowledges that the Vendors are entering into this Agreement in reliance on the Purchaser Warranties.

6.7	None of the Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranties or any other term of this Agreement.

6.8	If any Party fails to perform any of its obligations in any material respect (including its obligation at Completion) under this Agreement or breaches any of the terms or Warranties set out in this Agreement in any material respect prior to Completion, then without prejudice to all and any other rights and remedies available at any time to a non-defaulting Party (including but not limited to the right to damages for any loss suffered by that Party), any non-defaulting Party may by notice either require the defaulting Party to perform such obligations or, insofar as the same is practicable, remedy such breach or to the extent it relates to the failure of the defaulting Party to perform any of its obligations on or prior to Completion in any material respect, treat the defaulting Party as having repudiated this Agreement and rescind the same. The rights conferred upon the respective Parties by the provisions of this Clause 6 are additional to and do not prejudice any other rights the respective Parties may have. Failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

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7.	GUARANTEE AND UNDERTAKING

7.1	Each of the Vendors hereby unconditionally and irrevocably guarantees to the Purchaser that the revenue generated by the Company for each of the three (3) financial years ending 31 December 2018, 2019 and 2020 (the “Guarantee Period”) shall be not less than HK$1,156,125.00, HK$2,413,062.50 and HK$3,961,531.25, respectively (the “Revenue Guarantee”). The revenue generated for the Guarantee Period will be calculated on a yearly basis according to the generally accepted accounting principle in Hong Kong and will be audited by an independent professional accountant.

7.2	In the event that the Revenue Guarantee for each financial year during the Guarantee Period is not fulfilled, the Purchaser shall have the right to claim against the difference on a dollar-for-dollar basis (i.e. the difference between the amount guaranteed under the Revenue Guarantee and the actual revenue generated by the Company during the Guarantee Period) from the Vendors and the amount will be shared equally between the Vendors, provided however that the amount to be compensated by the Vendors (the “Compensation Amount”) shall not exceed 50% of the Consideration under this Agreement, which shall be paid or fulfilled on demand from the Purchaser in the following manner:

(a)	by the return of Consideration Shares (the “Returned Share(s)”) issued and allotted to the Vendors on the Completion Date, the value of each Returned Share will be deemed as US$5.606; or

(b)	in the event that all or part of the Consideration Shares are sold by the Vendors during the Guarantee Period and the aggregate value of the Returned Shares (i.e. the remaining Consideration Shares, if any) based on the calculation specified in paragraph (a) above is lower than the Compensation Amount, the net difference will be paid in cash by the Vendors.

7.3	Each of the Vendors hereby undertakes to the Purchaser that the Vendors shall remain as shareholders of the Company, and shall carry out the same roles and responsibilities in the Company after Completion for a fixed term of three (3) years or such other duration as may be determined by the board of directors of the Company which does not exceed three (3) years.

8.	FURTHER ASSURANCE

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

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9.	RESTRICTIONS ON COMMUNICATION AND ANNOUNCEMENTS

9.1	Each of the Parties undertakes to the other Party that it shall not at any time after the date of this Agreement divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the other which may be within or may come to its knowledge in connection with the transactions contemplated by this Agreement and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters. This restriction shall not apply to information or knowledge which is or which properly comes into the public domain, through no fault of any of the Parties or to information or knowledge which is already known to any of the Parties at the time of its receipt.

9.2	Each of the Parties undertakes that it shall not at any time (save as required by law or any rule of any relevant stock exchange or regulatory body) make any announcement in connection with this Agreement unless the other Party shall have given its consent to such announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions). If any Party is required by law or any rule of any relevant stock exchange or regulatory body to make any announcement in connection with this Agreement, the other Party agrees to supply all relevant information relating to itself that is within its knowledge or in its possession as may be reasonably necessary or as may be required by any exchange and regulatory body to be included in the announcement.

10.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, the legality, validity and enforceability in other jurisdictions or of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.	COSTS AND EXPENSES

Each Party shall bear its own costs of and incidental to the preparation, negotiation and settlement of this Agreement and the transactions contemplated hereunder (including, without limitation, legal fees and expenses, and capital fees or stamp duty (if any) relating to this Agreement).

12.	ASSIGNMENT

No Party shall assign any of its rights or obligations under this Agreement without the written consent of the other Party.

13.	CONTINUING EFFECT OF AGREEMENT

Any provision of this Agreement which is capable of being performed after Completion but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

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14.	GENERAL

14.1	This Agreement supersedes all and any previous agreements, arrangements or understanding between the Parties relating to the matters referred to in this Agreement and all such previous agreements, understanding or arrangements (if any) shall cease and determine with effect from the date hereof and neither Party shall have any claim in connection therewith.

14.2	This Agreement constitutes the entire agreement between the Parties with respect to its subject matter (no Party having relied on any representation or warranty made by the other Party which is not contained in this Agreement). No variation of this Agreement shall be effective unless made in writing and signed by all Parties.

14.3	Time shall be of the essence of this Agreement but no failure by any Party to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any right or prejudice or affect any right against the other. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.4	No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that Party’s ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed. In the event of a default by either Party in the performance of its obligations under this Agreement, the non-defaulting Party shall have the right to obtain specific performance of the defaulting Party’s obligations. Such remedy shall be in addition to any other remedies provided under this Agreement or at law.

14.5	Except as expressly provided in this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623) to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance.

15.	NOTICES

15.1	Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause) shall be in writing in the English or Chinese language and may be served or given personally or sent to the e-mail address (if any) of the relevant Party and marked for the attention and/or copied to such other person as specified in Clause 15.4.

15.2	A change of address or e-mail address of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five days after a written notice of change has been served in accordance with the provisions of this Clause 15 on the other Party with specific reference in such notice that such change is for the purposes of this Agreement.

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15.3	All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt

Local mail or courier	24 hours
E-mail	12 hours
Air courier/Speedpost	3 days
Airmail	7 days

15.4	The initial addresses and e-mail addresses of the Parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

If to Mr. Ho:

Address :	16C, CNT Tower, 338 Hennessy Road, Wanchai, Hong Kong
E-mail :	michael.ho@3ddiscoveryco.com
Attention :	Michael Ho

If to Mr. Cheung:

Address :	16C, CNT Tower, 338 Hennessy Road, Wanchai, Hong Kong
E-mail :	justin.cheung@3ddiscoveryco.com
Attention :	Justin Cheung

If to Mr. So:

Address :	16C, CNT Tower, 338 Hennessy Road, Wanchai, Hong Kong
E-mail :	edmond.so@3ddiscoveryco.com
Attention :	Edmond So

If to the Purchaser:

Address :	Rooms 315 - 316, 3/F, Building W12, Hong Kong Science Park, Shatin, N.T., Hong Kong
E-mail :	parkson.yip@cleantechsolutionsinternational.com
Attention :	Parkson Yip

15.5	A communication served in accordance with this Clause 15 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address. In the case of communication by e-mail, such communication shall be deemed properly transmitted upon the receipt of the sent confirmation by the e-mail account of the sender.

15.6	Nothing in this Clause shall preclude the service of communication or the proof of such service by any mode permitted by law.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the execution on the counterparts were on a single copy of this Agreement.

17.	GOVERNING LAW

17.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

17.2	The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

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IN WITNESS whereof this Agreement has been duly executed on the date first above written.

VENDORS

SIGNED by HO LOK SHAN	)
in the presence of :	)

SIGNED by CHEUNG CHIK TING	)
in the presence of :	)

SIGNED by SO WANG CHUN	)
in the presence of :	)

PURCHASER

SIGNED by LAU PING KEE	)
as authorised representative of	)
EC TECHNOLOGY & INNOVATIONS LIMITED	)
in the presence of :	)

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SCHEDULE 1
PARTICULARS OF THE COMPANY

1.	Company name	:	3D Discovery Co. Limited
2.	Company number	:	2206233

3.	Date of incorporation	:	24 February 2015

4.	Place of incorporation	:	Hong Kong

5.	Address of registered office	:	Unit C, 16th Floor, CNT Tower, 338 Hennessy Road Wan Chai, Hong Kong

6.	Issued share capital	:	3,000

7.	Shareholder (number of shares and shareholding %)	:	Ho Lok Shan (990 shares - 33%) Cheung Chik Ting (990 shares - 33%) So Wang Chun (990 shares - 33%) Chu Sai Yiu (30 shares -1%)
8.	Directors	:	So Wang Chun

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SCHEDULE 2
CONSIDERATION PAYABLE TO THE vENDORS

Name of Vendor	Sale Shares	Consideration (HK$)	Number of Consideration Shares
Ho Lok Shan	600	1,000,000	22870

Cheung Chik Ting	600	1,000,000	22870

So Wang Chun	600	1,000,000	22870

Total	1800	3,000,000	68610

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SCHEDULE 3
VENDOR WARRANTIES

1.	General

1.1	The contents of the Recitals of and Schedule 1 and Schedule 2 to this Agreement are true and accurate.

1.2	All information given by the Vendors or their agents or professional advisers to the Purchaser or its employees, agents or professional advisers relating to the business, activities, affairs, or assets or liabilities of the Company was, when given, and is now true, accurate and complete in all respects.

1.3	There are no material facts or circumstances, in relation to the assets, business or financial condition of the Company which have not been exhaustively, expressly and fairly disclosed in writing to the Purchaser or its employees, agents or professional advisers, and which, if disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement.

1.4	The execution and performance of this Agreement will not conflict with or result in a breach of or be a reason for the termination or variation of any agreement or obligation to which the Company is now a party or any of the Company or its assets are or may be bound or affected or be in violation of any law, rule or regulation of any governmental, administrative or regulatory body or any order, injunction or decree of any judicial, administrative, regulatory or governmental body affecting the Company.

2.	Organisation, Authority and Power

2.1	The Company is a company duly incorporated and validly existing under the laws of Hong Kong. All issued shares in the Company are duly authorised, validly issued and fully paid up and none of such shares (where applicable) has been issued in violation of the memorandum and articles of association of the Company or the terms of any agreement by which the Company or its shareholders were or are bound, if any.

2.2	The Vendors have, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of their obligations hereunder and no further actions or proceedings are necessary on their part in connection with the execution, delivery and performance by them of this Agreement.

2.3	This Agreement constitutes valid and legally binding obligations on the part of the Vendors enforceable in accordance with its terms.

2.4	The Vendors are the legal and beneficial owners of the Sale Shares and is entitled to sell and transfer the Sale Shares and pass the full legal and beneficial ownership thereof with all rights thereto to the Purchaser or its nominee on the terms of this Agreement. The Sale Shares are issued and fully paid and is beneficially owned by the Vendors free from all Encumbrances. The Sale Shares constitutes the 60% of the issued share capital of the Company.

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3.	Records and taxation

3.1	The Company has duly made up all requisite books of account (reflecting in accordance with generally accepted accounting principles for all the financial transactions of the Company), minutes books, registers and records in compliance with all applicable laws and regulatory requirements and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in its possession and its seal are in its possession.

3.2	All the accounts, books, ledgers, financial and other records of whatsoever kind, of the Company are in its possession, have been fully, properly and accurately kept and completed, do not contain any material inaccuracies or discrepancies of any kind and give and reflect a true and fair view of its trading transactions, and its financial, contractual and trading position.

3.3	The Company has duly complied with its obligations to account to the relevant tax authorities and all other authorities for all amounts for which it is or may become accountable in respect of Taxation relating to its business.

3.4	All returns in connection with Taxation that should have been filed by the Company have been filed correctly and on a proper basis in accordance with all applicable laws and regulatory requirements and there are no facts known or which would on reasonable enquiry be known to the Company or its directors which may give rise to any dispute or to any claim for any Taxation or the deprivation of any relief or advantage that might have been available.

3.5	The Company is not and does not expect to be involved in any dispute in relation to Taxation and no authority concerned has investigated or indicated that it intends to investigate into the tax affairs of the Company nor are there any circumstances of which the Vendors are aware which would cause any authority to investigate into the tax affairs of the Company.

3.6	The Company has no liability in respect of Taxation (whether actual or contingent) nor any liability for interest, penalties or charges imposed in relation to any Taxation arising or deemed to arise in any accounting period ending on or before the Accounts Date that is not provided for in full in the Accounts, and in particular, has no outstanding liability for:

(i)	Taxation in any part of the world assessable or payable by reference to any profit, gain, income or distribution earned, received, paid, arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period ending on or before the Accounts Date; or

(ii)	purchase, value added, sales or other similar tax in any part of the world referable to transaction effected on or before the Accounts Date,

that is not provided for in the Accounts.

3.7	The amount of the provision for deferred Taxation contained in the Accounts was computed on a full provision basis and was, at the date on which the Accounts were prepared, adequate and fully in accordance with accountancy practices generally accepted in Hong Kong and commonly adopted by companies carrying on businesses similar to those carried on by the Company.

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3.8	Since the Accounts Date up to and inclusive of the Completion Date:

(i)	the Company has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit);

(ii)	no accounting period or year of assessment of the Company has ended;

(iii)	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts were drawn up;

(iv)	no payment has been made by the Company which will not be deductible for profits tax (or its equivalent) purposes either in computing the profits of the Company or in computing the profits tax chargeable on the Company;

(v)	no event has occurred with the result that the Company has or will become liable to pay or bear a liability in respect of Taxation directly or primarily charged against, or attributable to, another person, firm or company; and

(vi)	the Company has not paid or become liable to pay any penalty in connection with any Taxation or otherwise paid any Taxation after its due date for payment or become liable to pay any Taxation the due date for payment of which has passed or will become prospectively liable to pay any Taxation the due date for payment of which will fall within 30 days after the date of this Agreement.

3.9	The Company has within the time limits prescribed by the relevant legislation duly paid all tax (including provisional tax), made all returns, given all notices, supplied all other information required to be supplied to the Inland Revenue Department of Hong Kong and any other relevant governmental authority (including any governmental authority of a foreign jurisdiction) and all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis and do not, nor, to the best of the knowledge, information and belief of the Vendors, having made due and careful enquiry, are likely to, reveal any transactions which may be the subject of any dispute with the Inland Revenue Department of Hong Kong or other relevant authorities(including any governmental authority of a foreign jurisdiction) and the Company is not and has not in the last three years been the subject of an Inland Revenue Department of Hong Kong(or equivalent foreign tax authority) investigation or field audit or other dispute regarding tax or duty recoverable from the Company or regarding the availability of any relief from Taxation or duty to the Company and there are no facts known to the Vendors which are likely to cause such an investigation or audit to be instituted or such a dispute to arise.

3.10	The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purpose of the Accounts.

3.11	There are no material and/or unusual arrangements, agreements or undertakings, between the Company and the Inland Revenue Department of Hong Kong, or any foreign tax authorities, regarding or affecting the Taxation treatment of the Company.

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3.12	The Company has kept sufficient records in either English or Chinese:

(i)	of its income and expenditure to enable the assessable profits of its trade, profession or business to be readily ascertained in compliance with and for the period mentioned in Section 51C of the Inland Revenue Ordinance or other similar legislation;

(ii)	of the consideration, in money or money’s worth, payable or deemed to be payable to it, to its order or for its benefit in respect of the right of use of its land or buildings or land and buildings to enable the assessable value of its land or buildings or land and buildings to be readily ascertained in compliance with and for the period mentioned in Section 57D of the Inland Revenue Ordinance.

3.13	The Company has duly complied with all requirements to deduct or withhold Taxation from any payments it has made and has accounted in full to the appropriate authorities for all amounts so deducted or withheld.

4.	Corporate Status

4.1	The Company is duly incorporated, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own its assets and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.

4.2	No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company has been or is likely to be adversely affected.

4.3	No order for the appointment of a liquidator has been made and as receiver has been appointed over the whole or any part of the assets of the Company.

4.4	No order has been made, or petition presented, or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

4.5	Save as contemplated under and this Agreement, as at the Completion Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the authorised and issued, unissued or treasury shares or equity interest of the Company and the Company has not issued any debt securities, other securities, rights or obligations which are convertible into or exchangeable for, or giving any person a right to subscribe for or acquire, capital or equity interest of the Company, and no such securities or obligations evidencing such rights are outstanding.

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5.	Accounts and Management Accounts

5.1	The Accounts:

(i)	have been prepared on a basis consistent with all previous balance sheets and profit and loss accounts of the Company and in accordance with generally accepted accounting principles, standards and practice adopted in Hong Kong;

(ii)	are true, complete and accurate (on a yearly basis) in all material respects and in particular have made full provision for all material liabilities or make proper provision for (or contain a note in accordance with good accounting practice adopted in Hong Kong respecting) all material deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof and have made adequate provision for bad and doubtful debts and for depreciation of the Company’s fixed assets having regard to their original cost and estimated life;

(iii)	give a true and fair view of the state of affairs and the financial position of the Company as at the Accounts Date and of the results of the Company for the financial period ended on that date;

(iv)	are not adversely affected by any unusual items which are not disclosed in the Accounts; and

(v)	any slow moving, old, obsolescent or excessive stock has been written down appropriately in the Accounts, any irrevocable work in progress has been wholly written off and the value attributed in the Accounts to the remaining stock did not exceed the lower of cost and net realisable value at the Accounts Date and no part of such value is attributable to stock which is unusable or unsaleable in the normal course of the Company’s business.

5.2	The Company has no liability for Taxation of any kind, which has not been provided for in the Accounts.

5.3	Due provision has been made in the Accounts for any capital commitment undertaken or authorised at the Accounts Date as may be appropriate and for any bad or doubtful debt due and payable to the Company in its own right.

5.4	The Company is a not member of any partnership or unincorporated company or association.

5.5	Since the Accounts Date up to and inclusive of Completion Date:

(i)	there has been no material adverse change in the financial position or business or prospects of the Company and the Company has entered into transactions and incurred liabilities only in the ordinary course of business;

(ii)	The Company has not declared, paid or made nor is proposing to declare, pay or make any dividend or other distribution;

(iii)	the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off and no unusual or abnormal contract has been entered into by the Company; and

(iv)	no asset of the Company has been acquired or disposed of on capital account, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and the Company has not disposed of or parted with possession of any of its property assets (including know how) or stock in trade or made any payments and no contract involving expenditure by it on capital account has been entered into by the Company and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on).

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5.6	The Management Accounts have been properly complied by the directors of the Company on the basis which is consistent with the accounting policies consistently applied and are accurate in all respects and show a true and fair view of the state of affairs of the Company and of its results and profits for the financial period ending on the Management Accounts Date and:

(a)	depreciation of the fixed assets of the Company has been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives;

(b)	the Management Accounts disclose and make full provision or reserve for all actual liabilities;

(c)	the Management Accounts disclose and make proper provision or reserve for or note all contingent liabilities, capital or burdensome commitments and deferred taxation;

(d)	the bases and policies of accounting of the Company (including depreciation) adopted for the purpose of preparing the Management Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Company for each of the preceding accounting periods since the date of incorporation;

(e)	the profits and losses of the Company shown in the Management Accounts and for the preceding accounting periods have not in any material respect been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low; and

(f)	the accounts receivable shown in the Management Accounts have been collected or will in aggregate realise the nominal amount thereof less any reserve for bad and doubtful debts included in the Management Accounts and none of the amounts shown in the Management Accounts in respect of debtors is represented by debts which were then more than six (6) months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Management Accounts. All such debts will be collectible in full within one hundred and eighty (180) days of the Completion Date subject to the Company using all reasonable endeavours to collect the same.

6.	Business, etc.

6.1	The Company has not given or permitted to be outstanding any powers of attorney or authority (expressed or implied) to any party to enter into any contracts, commitments or transactions (other than the usual authority conferred on its directors in respect of the ordinary course of business) or pursuant to the banking facilities granted to the Company.

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6.2	The Company has not entered into any contracts, commitments or transactions other than on an arms-length basis nor breached or defaulted under any contracts, commitments or transactions.

6.3	There are no existing circumstances which indicate that as a result of the consummation of this Agreement:

(i)	the existing level of business of the Company may be substantially reduced; and

(ii)	the Company will lose the benefit of any right or privilege which it enjoys.

6.4	Compliance with the terms of this Agreement does not and will not :

(i)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association or equivalent constitutive documents of the Company or any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Company is bound or subject;

(ii)	relieve any person from any obligation to the Company (whether contractual or otherwise), or enable any person to determine any obligation, or any right or benefit enjoyed by the Company, or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

(iii)	result in the creation, imposition, crystallisation or enforcement of any Encumbrances whatsoever on any of the assets of the Company; or

(iv)	result in any present or future indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

6.5	The Company has, at all times, carried on its business and conducted its affairs in all respects in accordance with its memorandum and articles of association or equivalent constitutive documents for the time being in force and any other documents to which it is, or has been, a party.

6.6	The Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

6.7	The Company is not a party to any undertaking or assurances given to any court or governmental agency, which is still in force.

6.8	The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations, whether of Hong Kong or elsewhere.

6.9	The Company is not in breach of any of the terms or conditions of any of the licences or consents; the enforcement of this Agreement shall not, and there are no factors that might, in any way prejudice the continuation, or renewal, of any of them.

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6.10	The Company is not a party to any contract, transaction, arrangement or liability which:

(i)	is of an unusual or abnormal nature, which is outside the ordinary and proper course of business; or

(ii)	cannot readily be fulfilled or performed by it on time without undue, or unusual, expenditure of money, effort or personnel.

6.11	No notice, demand or claim of default under any agreement, instrument or arrangement to which the Company is a party has been received by the Company and is outstanding against it and there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party.

6.12	The Vendors are not aware of:

(i)	any party to any agreement with, or under an obligation to, the Company who is in default under it, being a default which would be material in the context of the Company’s financial position; and

(ii)	any circumstances likely to give rise to such a default.

6.13	Insofar as the Vendors are aware, the Company has not supplied services or products which are, or were, or will become faulty or defective, or which do not comply in any material respect with any warranties or representations, expressly or impliedly made by it, or with all applicable regulations and requirements.

7.	Corporate Records and Procedures etc.

7.1	The copy of the articles of association or the equivalent constitutive documents of the Company delivered to the Purchaser is accurate, update and complete in all respects.

7.2	No alteration has been made to the memorandum or articles of association or the equivalent constitutive documents of the Company and no resolution of any kind of the shareholders of the Company has been passed (other than resolutions relating to the business at annual general meetings which was not special business) without disclosure in writing to the Purchaser.

7.3	The Company has fully and punctually observed and complied with its obligations under the relevant companies legislations and the relevant statutes and all returns, particular resolutions and other documents (if any) required to be filed have been properly and punctually filed.

7.4	The register of members of the Company is and will at Completion be correct. There has been no notice of any proceedings to rectify the register, and there are no circumstances which might lead to any application for rectification of the register, nor will there be any such circumstances at or before Completion.

8.	Directors

Other than the directors set out in Schedule 1, the Company has no other director.

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9.	Dispute, Claims and Litigation

9.1	The Company is not engaged in any litigation or arbitration proceedings, as plaintiff or defendant; there are no proceedings pending or threatened, either by or against the Company; and no circumstances exist which are likely to give rise to any litigation or arbitration.

9.2	There is no dispute with any revenue, or other official, department or other regulatory authority in Hong Kong or elsewhere, in relation to the affairs of the Company, and the Company and the Vendors are not aware of any facts which may give rise to any dispute.

9.3	No order has been made, or petition presented, or resolution passed for the winding up of the Company; nor has any distress, execution or other process been levied in respect of the Company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

9.4	The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in Hong Kong and any other jurisdiction.

9.5	The Company has not committed any criminal act or material breach of contract or statutory duty or any tortious or other unlawful act.

9.6	No unsatisfied judgment is outstanding against the Company.

10.	Liabilities

10.1	The Company does not have, as at the Accounts Date, any material liabilities or financial commitment except as disclosed in the Accounts.

10.2	All loans and payables incurred before Completion have been either waived or settled, save for those as agreed between the Vendors and the Purchaser.

11.	Agents

11.1	There are in force no powers of attorney or any special authorities given by the Company other than those given in the ordinary course of business.

11.2	Other than in the ordinary course of business, the Company has not ever entered into an agreement under which any person has been given representative or agency rights or powers.

12.	Acquisition of the Consideration Shares

12.1	The Vendors understand that the Consideration Shares are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and are acquiring the Consideration Shares as principal for their own account and not with a view to or for distributing or reselling the Consideration Shares or any part thereof in violation of the Securities Act, have no present intention of distributing any of such Consideration Shares in violation of the Securities Act and have no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Consideration Shares in violation of the Securities Act. The Vendors understand that the Consideration Shares may only be disposed of in compliance with the Securities Act. In connection with any transfer of the Consideration Shares other than pursuant to an effective registration statement, CLNT may require the transferor thereof to provide CLNT with an opinion of counsel selected by the transferor and reasonably acceptable to CLNT, the form and substance of which opinion shall be reasonably satisfactory to CLNT, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act.

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12.2	The Vendors hereby represent that they have satisfied themselves as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Consideration Shares, including (i) the legal requirements within its jurisdiction for the acquisition of the Consideration Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Consideration Shares. The Vendors beneficial ownership of the Consideration Shares will not violate any applicable securities or other laws of the Vendor’s jurisdiction.

12.3	The Vendors, either alone or together with their representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the acquisition of the Consideration Shares, and have so evaluated the merits and risks. The Vendors are able to bear the economic risk of the Consideration Shares and, at the present time, are able to afford a complete loss of the Consideration Shares.

12.4	The Vendors are not, to each of their knowledge, acquiring the Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

12.5	The Vendors acknowledge that they have had the opportunity to review any and all documents and has been afforded (i) the opportunity to ask such questions as they have deemed necessary of, and to receive answers from, representatives of CLNT concerning the Consideration Shares; and (ii) access to information about CLNT and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transaction. The Vendors acknowledge and agree that CLNT has not provided the Vendors with any information or advice with respect to the Consideration Shares nor is such information or advice necessary or desired.

12.6	Neither the Vendors nor any person acting on their behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person (as defined in the Securities Act) with respect to the Consideration Shares and each of the Vendors and any person acting on their behalf has complied and will comply with the “offering restrictions” requirements of Regulation S. The transactions contemplated hereby have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act. Neither the Vendors nor any person acting on their behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Consideration Shares. The Vendors agree not to cause any advertisement of the Consideration Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Consideration Shares, except such advertisements that include the statements required by Regulation S, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

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12.7	The Vendors understand that the Consideration Shares and any securities issued in respect of or exchange for the Consideration Shares, may be notated with one or all of the following legends, as applicable:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

“THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

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SCHEDULE 4
PURCHASER WARRANTIES

1.	The Purchaser has, on the date of this Agreement and on Completion, full and unfettered right, power and authority to enter into this Agreement and assume all of its obligations hereunder and no further actions or proceedings are necessary on its part in connection with the execution, delivery and performance by it of this Agreement.

2.	The Purchaser is a company duly incorporated and validly existing under the laws of BVI.

3.	This Agreement constitutes valid and legally binding obligations on the part of the Purchaser enforceable in accordance with its terms.

4.	All information given by the Purchaser or its agents or professional advisers to the Vendor or its employees, agents or professional advisers was, when given, and is now true, accurate and complete in all respects.

5.	Subject to the fulfillment of the Conditions Precedent, all necessary consents, authorisations and approvals of and all necessary registrations and filings with any governmental or regulatory agency or body required in Hong Kong and BVI for or in connection with this Agreement and the performance of the terms thereof have been obtained or made or will have been obtained or made by Completion.

6.	All the Consideration Shares to be issued and allotted by CLNT to the Vendors will be duly authorised, validly issued and fully paid up and none of such shares will be issued in violation of the memorandum and articles of association of CLNT or the terms of any agreement or laws and regulations by which CLNT or its shareholders were or are bound, if any.

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